Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TCW Funds, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 62 to Registration Statement No. 33-53372 on Form N-1A, of our reports dated December 16, 2010 relating to the financial statements and financial highlights of TCW Concentrated Value Fund (formerly, TCW Focused Equities Fund), TCW Dividend Focused Fund, TCW Emerging Markets Equities Fund, TCW Growth Fund, TCW Growth Equities Fund, TCW Large Cap Growth Fund, TCW Relative Value Large Cap Fund, TCW Relative Value Small Cap Fund, TCW Select Equities Fund, TCW Small Cap Growth Fund, TCW Value Opportunities Fund, TCW Global Conservative Allocation Fund (formerly, TCW Conservative Allocation Fund), TCW Global Moderate Allocation Fund (formerly, TCW Moderate Allocation Fund), TCW Global Flexible Allocation Fund (formerly, TCW Aggressive Allocation Fund), TCW Money Market Fund, TCW Core Fixed Income Fund, TCW Emerging Markets Income Fund, TCW High Yield Bond Fund, TCW Short Term Bond Fund and TCW Total Return Bond Fund, each a series of TCW Funds, Inc. appearing in the Annual Reports on Form N-CSR of TCW Funds, Inc. for the year ended October 31, 2010 and to the reference to us on the cover page of the Statement of Additional Information and under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 28, 2011